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                                                                      EXHIBIT 11

                ICF KAISER INTERNATIONAL, INC. AND SUBSIDIARIES
          COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE

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
                                                Three Months Ended March 31,
                                                ----------------------------
                                                    1996            1995
                                                ------------    ------------
                                                         (Unaudited)
Net income (loss) available for
  common shareholders                           $   785,000     $ (3,591,000)
                                                ===========     ============

Weighted average of common shares
  outstanding not included in
  amounts below                                  21,731,739       21,031,698

Weighted average of common shares
  issuable pursuant to an agreement
  with a former employee                                  -          275,000
                                                -----------     ------------

Weighted average of common and
  common equivalent shares
  outstanding, as adjusted                       21,731,739       21,306,698
                                                     or               or
                                                 21,732,000       21,307,000
                                                ===========     ============

Net income (loss) per common share              $      0.04     $      (0.17)
                                                ===========     ============

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